Exhibit 10.2

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is made and entered into this          day of                             , 2009, by and between 1st Pacific Bancorp, a California corporation (“1st Pacific Bancorp”) and 1st Pacific Bank of California, a California state-chartered bank and the wholly-owned subsidiary of 1st Pacific Bancorp (“1st Pacific Bank,” and together with 1st Pacific Bancorp, “1st Pacific”) on the one hand, and Ernest Auerbach, an individual (“Shareholder”) on the other hand, with reference to the following facts:

RECITALS

A.                                   Shareholder has agreed to and intends to purchase approximately fifteen million dollars ($15,000,000) of shares of the no par value common stock of FB Bancorp (the “Stock Purchase”) and has deposited the funds required for the Stock Purchase into First Business Bank, National Association, a national banking association (“First Business Bank”).

B.                                     First Business Bank, FB Bancorp, a California corporation (“FB Bancorp”), 1st Pacific Bancorp and 1st Pacific Bank have entered into that certain Agreement and Plan of Merger dated as of this date (the “Reorganization Agreement”), pursuant to which: (i) FB Bancorp and First Business Bank will reorganize and FB Bancorp will become the bank holding company for First Business Bank (the “Bank Holding Company Formation”); (ii) immediately thereafter, FB Bancorp will cause the merger of a wholly-owned merger subsidiary with and into 1st Pacific Bancorp (the “Merger”), with 1st Pacific Bancorp as the resultant or surviving corporation in the Merger (the “Surviving Corporation”); (iii) immediately thereafter, the Surviving Corporation will merge with FB Bancorp (the “Bank Holding Company Merger”) with the Surviving Corporation as the resultant or surviving bank holding company (the “Surviving Bank Holding Company”) for First Business Bank and 1st Pacific Bank; and (iv) immediately thereafter, the Surviving Bank Holding Company will cause the merger of First Business Bank with 1st Pacific Bank (the “Bank Merger”) with 1st Pacific Bank as the resultant or surviving bank in the Bank Merger (the “Surviving Bank”).

C.                                     Shareholder is the largest shareholder in each of First Business Bank and FB Bancorp and will benefit significantly from the Reorganization Agreement and the transactions contemplated thereby.

D.                                    As a condition to its willingness to enter into the Reorganization Agreement, and in reliance on Shareholder’s representations, warranties, covenants and agreements hereunder, 1st Pacific has requested that Shareholder agree, and Shareholder has agreed, to enter into this Agreement and to perform Shareholder’s duties and obligations hereunder.

NOW, THEREFORE, in consideration of the promises and of the representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

AGREEMENT

1.                                      AGREEMENTS OF SHAREHOLDER

1.1.                            Agreement to Vote.  At any meeting of shareholders of First Business Bank and/or FB Bancorp to approve the Stock Purchase, the Merger, the Reorganization Agreement and the transactions contemplated thereby, Shareholder shall vote or cause to be voted all shares of: (i) common stock of FB Bancorp, no par value per share (“FB Bancorp Stock”) and (ii) common stock of First Business Bank, $5.00 par value per share (“First Business Bank Common Stock” and together with FB Bancorp Stock, “FBB Stock”), owned by Shareholder and any other shares of FBB Stock hereafter acquired by Shareholder in favor of, and to approve, the principal terms of the Stock Purchase, Bank Holding Company Formation, Merger and any other matter contemplated by the Reorganization Agreement which requires the approval of the shareholders of First Business Bank and/or FB Bancorp.

1.2.                            Restrictions on Dispositions.  Shareholder agrees that, except with the prior written consent of 1st Pacific Bancorp, which may be withheld in its sole and absolute discretion, Shareholder will not pledge nor otherwise encumber, sell, assign or otherwise dispose of any shares of FBB Stock currently owned or acquired by Shareholder after the date of this Agreement.

1.3.                            Cooperation.  Shareholder agrees to cooperate fully with 1st Pacific in connection with the Bank Holding Company Formation and the Stock Purchase, including providing all information reasonably requested by the regulatory authorities on a timely basis in connection with Shareholder’s applications for approval as the controlling shareholder of the Surviving Bank Holding Company.

1.4.                            Covenant to Elect Former 1st Pacific Directors.  Pursuant to Section 2.4 of the Reorganization Agreement, two board members of 1st Pacific Bancorp immediately prior to the effective time of the Merger (“1st Pacific Directors”) will be invited to join the board of directors of Surviving Corporation, which shall become the directors of Surviving Bank Holding Company.  Shareholder agrees to vote, or cause to be voted, all shares of FBB Stock owned by Shareholder and any other shares of FBB Stock hereafter acquired by Shareholder, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the 1st Pacific Directors shall be elected to the board of directors of Surviving Corporation and Surviving Bank Holding Company; provided however, that such obligation shall only apply if the 1st Pacific Directors are nominated for re-election by the Surviving Corporation’s board of directors and they consent to serve; and provided further, that such obligation shall terminate upon the expiration of the Earn Out Period (as defined in the Reorganization Agreement).

1.5.                            Reasonable Restrictions.  Shareholder agrees to accept all reasonable regulatory restrictions imposed by any Federal or state banking regulator including, but not limited to, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the California Department of Financial Institutions, which regulates 1st Pacific Bank or First Business Bank, or any of their respective holding companies or subsidiaries, as the case may be, in connection with the Stock Purchase and the Holding Company Formation; provided, however, Shareholder shall not be obligated to consummate the Stock Purchase or the Bank Holding Company Formation to the extent that Shareholder reasonably determines, in good faith, that any one or more restrictions, individually or when aggregated, as in effect or to be in effect as of the closing of the Bank Holding Company Merger, with respect to Shareholder would be material and adverse to Shareholder’s financial condition or business plans, it being understood and agreed that any regulatory requirement to increase Shareholder’s financial commitment to the consummation of the Bank Holding Company Formation and Stock Purchase beyond fifteen million dollars ($15,000,000) shall be deemed material and adverse to Shareholder.

1.6.                            General Conduct.  During the period from the date of this Agreement to the Effective Time (as defined in the Reorganization Agreement), except with the written consent of 1st Pacific Bancorp and 1st Pacific Bank, which may be withheld in their sole and absolute discretion, Shareholder will not voluntarily take any action that would: (i) adversely affect the ability of Shareholder, First Business Bank or FB Bancorp to obtain the Regulatory Approvals (as defined in the Reorganization Agreement) or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect his ability to perform his covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of the Reorganization Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (as defined in the Reorganization Agreement) or in any of the conditions set forth in Article IX of the Reorganization Agreement not being satisfied; or (iv) cause or allow (to the extent of Shareholder’s power and authority as a shareholder) First Business Bank or FB Bancorp to take any action that would result in the representations and warranties contained in Article V of the Reorganization Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (as defined in the Reorganization Agreement) or in any of the conditions set forth in Article IX of the Reorganization Agreement not being satisfied.

2.                                      REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to and agrees with 1st Pacific as follows:

2.1.                            Capacity.  Shareholder has all the requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.

2.2.                            Binding Agreement.  This Agreement constitutes the valid and binding obligation of Shareholder, except as the enforcement hereof may be limited by general principles of equity.

2.3.                            Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with or constitute a default under any agreement, instrument, contract or other obligation or any order; arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder or any of Shareholder’s property is subject.

2.4.                            Ownership of Shares.  Schedule 1 hereto correctly sets forth the number of shares of FB Bancorp Stock and First Business Bank Common Stock owned by Shareholder, or with respect to which Shareholder has voting power or beneficial ownership, as of the date hereof, divided by the type of stock.  Shareholder has good title to all of the shares of FBB Stock indicated as owned by Shareholder in the capacity set forth on Schedule 1 as of the date hereof and such shares of FBB Stock are so owned free and clear of any liens, security interests, charges or other encumbrances, except as set forth in Schedule 1.  Shareholder neither owns nor has voting power over any equity or voting securities of First Business Bank or FB Bancorp other than as set forth on Schedule 1.

2.5.                            Deposit.  Shareholder has deposited approximately fifteen million dollars ($15,000,000) (the “Funds”) into an account at First Business Bank, which Funds are designated for use in the Stock Purchase.  Neither such account nor such Funds therein is currently restricted or pledged in any manner and such Funds will not be withdrawn, pledged or transferred without the written consent of 1st Pacific Bancorp, except to consummate the Stock Purchase.  Shareholder has provided to 1st Pacific Bancorp a full, complete and accurate copy of the bank statement evidencing the deposit and status of the account as of the date of this Agreement.

3.                                      TERMINATION

3.1.                            Termination Date.  This Agreement shall terminate and be of no further force and effect upon the earlier of: (i) the termination of the Reorganization Agreement, or (ii) the expiration of the Earn Out Period (as defined in the Reorganization Agreement).  Consummation of the Merger and the other matters contemplated by the Reorganization Agreement shall not terminate this Agreement.

3.2.                            Effect of Termination.  Upon the valid termination of this Agreement in accordance with Section 3.1 hereof, the respective obligations of the parties hereto shall immediately become void and have no further force or effect.

4.                                      EQUITABLE RELIEF.  Shareholder acknowledges and agrees that 1st Pacific’s remedies at law for breach of any of the provisions of this Agreement may be inadequate and, in recognition of this fact, Shareholder agrees that, in the event of such breach, in addition to any remedies at law it may have, 1st Pacific, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Shareholder further acknowledges that should Shareholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to 1st Pacific and that in addition to any other remedies it may have, 1st Pacific shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

5.                                      ACKNOWLEDGEMENT.  Each of Shareholder and 1st Pacific acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Shareholder further acknowledges that 1st Pacific would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of the Reorganization Agreement to 1st Pacific.

6.                                      MISCELLANEOUS

6.1.                            Expenses.  Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

6.2.                            Notices.  All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail; or first class, certified or registered, postage prepaid, and properly addressed as follows:

(a)                                  If to 1st Pacific:

Ronald J. Carlson

President and Chief Executive Officer

1st Pacific Bank of California

9333 Genesee Avenue #300

San Diego, California

Phone:           (858) 875-2005

Fax:                         (858) 875-2016

(b)                                 If to Shareholder:

to the address noted on the final page hereof.

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 6.2.

6.3.                            Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by Shareholder without the prior written consent of 1st Pacific and any purported assignment in violation of this Section 6.3 shall be null and void.

6.4.                            Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto, except that Ronald J. Carlson and Christopher Scripps McKellar shall be third party beneficiaries of Sections 1.4, 4 and 6 and shall have the right to enforce the obligations of such provisions. As used in this Agreement, the term “party” or “parties” shall refer only to 1st Pacific Bancorp, 1st Pacific Bank and Shareholder.

6.5.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

6.6.                            Governing Law/Venue.  This Agreement is made and entered in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.  In an action or suit brought by Shareholder or 1st Pacific to enforce any provision hereof, or for damages for the breach hereof, such action or suit shall be commenced and maintained exclusively in the state superior courts located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

6.7.                            Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

6.8.                            Waiver and Modification.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents, and if such modification or amendment would effect Sections 1.4, 4 or 6, by Ronald J. Carlson and Christopher Scripps McKellar as well.

6.9.                            Entire Agreement.  The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representation, statements, warranties or agreements other than those expressed herein. This Agreement, in addition to the applicable provisions of the Reorganization Agreement, embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

6.10.                     Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law.  However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent.  If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the minimum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

1ST PACIFIC BANCORP

By:
	Name:	Ronald J. Carlson
	Title:	President and Chief Executive Officer

1ST PACIFIC BANK OF CALIFORNIA

By:
	Name:	Ronald J. Carlson
	Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

Ernest Auerbach
(Name)

(Street Address)

(City, State and Zip Code)

SCHEDULE 1

Number
Name	Shares	Type	Nature of Ownership